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EXHIBIT 99A.2


SELECTED COMBINED GROUP DATA            U S WEST COMMUNICATIONS GROUP
(UNAUDITED)

                           Quarter Ended       Six Months Ended
In millions, except          June 30,      %       June 30,      %
per share amounts          1997    1996  Change  1997    1996  Change
-------------------------------- ------- ------------- ------- -------
Normalized access
  lines (thousands):
 Business                  4,692   4,394   6.8   4,692   4,394   6.8
 Consumer                 11,062  10,674   3.6  11,062  10,674   3.6
Total                     15,754  15,068   4.6  15,754  15,068   4.6
Access lines
 (thousands):
 Business                  4,678   4,394   6.5   4,678   4,394   6.5
 Consumer                 11,006  10,674   3.1  11,006  10,674   3.1
Total access lines        15,684  15,068   4.1  15,684  15,068   4.1
Billed access minutes
 of use (millions):
 Interstate               13,795  13,002   6.1  27,325  25,698   6.3
 Intrastate                2,957   2,629  12.5   5,742   5,196  10.5
Total minutes of use      16,752  15,631   7.2  33,067  30,894   7.0
Employees:
 Communications Group     47,090  51,141  (7.9) 47,090  51,141  (7.9)
 Telephone
  operations only         44,469  48,264  (7.9) 44,469  48,264  (7.9)
Telephone employees per
 10,000 access lines        28.4    32.0 (11.3)   28.4    32.0 (11.3)
Dividends per
 common share             $0.535  $0.535    -    $1.07   $1.07    -
Common shares
 outstanding               483.0   477.4   1.2   483.0   477.4   1.2
Capital expenditures     $   516  $  635 (18.7) $  924  $1,346 (31.4)
EBITDA (1)<F1>             1,150   1,092   5.3   2,321   2,205   5.3
EBITDA margin               45.2%   43.7%   -     45.2%   44.4%   -
Return on equity (2)<F2>    31.6%   34.6%   -     32.4%   33.6%   -
Debt-to-capital ratio:
 Communications Grp         58.2%   62.4%#  -     58.2%   62.4%#  -
 Telephone
  operations only           56.2%   60.5%#  -     56.2%   60.5%#  -



 As of December 31, 1996.

<F1> 1: Earnings before interest, taxes, depreciation, amortization, and other (EBITDA). EBITDA also excludes gains on asset sales.

<F2> 2: Based on income before cumulative effect of change in accounting principle.

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